EXHIBIT 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of August 8, 2022 (the “Amendment Effective Date”), by and between Heron Therapeutics, Inc., with its principal address located at 4242 Campus Point Court, Suite 200, San Diego, California 92121 (the “Company”) and John Poyhonen (the “Executive”).  The Company and the Executive may each be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties are the current parties to that certain Executive Employment Agreement dated as of July 15, 2019 (the “Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement, but only in strict accordance with and as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.Section 4.4.2. Section 4.4.2 of the Agreement is hereby amended and restated in its entirety as follows:

If, at any time after the Effective Date, the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten (10) days of the Executive’s delivery to the Company of a fully effective and irrevocable Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than twenty-one (21) days following termination of the Executive’s employment, the Executive shall receive the following:  (i) a lump sum payment equal to the sum of (A) the Executive’s annual base salary then in effect and (B) the Executive’s target performance bonus then in effect, less required deductions and withholdings; (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had the Executive continued employment with the Company for a period of twelve (12) months after termination (for the avoidance of doubt, which shall include partial accelerated vesting of the Time-Based Shares, but not the Performance-Based Shares); and (iii) to the extent permitted under applicable law, reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Executive immediately prior to termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a period of up to twelve (12) months from the date of termination.

2.Entire Agreement; Amendment.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.  This Amendment taken together with the Agreement constitutes the full and complete agreement and understanding between the Parties and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Agreement, as so amended.  No provision of the Agreement as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by the Parties.  Except as expressly modified by this Amendment, the Agreement and all of its terms and conditions shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

HERON THERAPEUTICS, INC.JOHN POYHONEN

By:  /s/ Barry QuartBy:  /s/ John Poyhonen

Name:  Barry Quart, Pharm.D.Title:  President, Chief Commercial Officer

Title:  Chief Executive Officer